Exhibit 99.37

HARBINGER CAPITAL PARTNERS

MASTER FUND I, LTD.

ONE RIVERCHASE PARKWAY SOUTH

BIRMINGHAM, ALABAMA 35244

July 5, 2007

Liberation Investments, L.P.

Liberation Investments, Ltd.

c/o Liberation Investment Group

330 Madison Ave., 6th Floor

New York, NY 10017

Ladies and Gentlemen:

Reference is made to the sale by each of Liberation Investments, L.P. and Liberation Investments, Ltd. (together, the “Seller”) of 268,171 and 144,399 shares respectively, of common stock (the “Seller Shares”) $.01 par value, of Bally’s Total Fitness Holding Corporation (the “Company”), such Seller’s Shares to represent 1% of the total outstanding common stock to the Company, to Harbinger Capital Partners Master Fund I, Ltd. (the “Buyer”)

1. In connection with its purchase of the Seller’s Shares, Buyer has informed Seller that:

(i)	Buyer and the Company have engaged in one or more prior transactions which resulted in Buyer and the Company entering into a legally binding Confidentiality Agreement; accordingly Buyer may have or later come into possession of non-public information related to the Company that may not be known to Seller, and will not be disclosed to Seller, which information, in each case may be material to the Company and/or the value of the Shares (collectively “Seller Excluded Information”);

2. In connection with its sale of the Seller Shares to Buyer and its affiliates, Seller, on behalf of itself and its affiliates, hereby represents and warrants that:

(i)	it has decided to sell the Seller Shares, based on its own independent investigation, notwithstanding its lack of knowledge concerning the Seller Excluded Information;

(ii)

Buyer shall have no liability to Seller or its affiliates, and Seller, on behalf of itself and its affiliates, waives any and all claims it might have against Buyer or any of Buyer’s officers, directors, agents, affiliates, partners, managers or members (the “Buyer Releasees”), whether under applicable securities laws or otherwise, with respect to the non-disclosure of the Seller Excluded Information; neither Seller nor its affiliates shall sue or assert or maintain, any claim, suit or other proceeding, known or

Harbinger Capital Partners Master Fund I, Ltd.

July 5, 2007

unknown, which the Seller or its affiliates may now or in the future have against any Buyer Releasees, based upon or relating to the Seller Excluded Information and Seller agrees to indemnify and holder Buyer harmless from any breach of the foregoing;

(iii)	it has not requested and does not want to receive the Seller Excluded Information; and

(iv)	it has had the opportunity to, and did in fact, consult with counsel concerning the sale of the Seller Shares and the implications for the purchase of the matters set forth in this letter.

3. This Agreement and the related Purchase and Sale Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

4. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court making such determination may modify the provision in a manner consistent with its objectives, and/or to delete specific words or phrases, so that in its modified form such provision will then be enforceable and will be enforced.

5. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof that would require the application of the laws of any other jurisdictions.

6. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE SALE OF THE SELLER SHARES SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES LOCATED IN NEW YORK COUNTY, NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH COURTS IN RESPECT OF THIS AGREEMENT OR THE SALE OF THE SHARES.

Harbinger Capital Partners Master Fund I, Ltd.

July 5, 2007

7. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The transmission by telecopier of a signed counterpart of this Agreement shall be deemed due and sufficient delivery thereof.

Sincerely yours,

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager LLC, its Investment Manager

By:	/s/ William R. Lucas , Jr.
Name:	William R. Lucas, Jr.
Title:	Executive Vice President

ACCEPTED AND AGREED:

Liberation Investments, L.P.

By:	Liberation Investment Group, LLC

By:	/s/ Emanuel Pearlman
Name:	Liberation Investment Group, LLC
Title:	General Partner

Liberation Investments, Ltd.

By:	/s/ Emanuel Pearlman
Name:	Emanuel Pearlman
Title:	Director